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                                                                      Exhibit 99


                                 PRESS RELEASE
                        [CITIZENS & NORTHERN BANK LOGO]



                                                    Contact:  Michelle M. Karas
July 11, 2002                                       570-724-0205
                                                    mkaras@cnbankpa.com

          C&N ANNOUNCES FINANCIAL RESULTS FOR FIRST SIX MONTHS OF 2002

FOR IMMEDIATE RELEASE:

         WELLSBORO, PA - Craig G. Litchfield, chairman, president and chief executive officer, recently announced the consolidated financial results for Citizens & Northern Corporation and subsidiaries for the six months ended June 30, 2002, and for the second quarter 2002, respectively, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR SIX MONTHS ENDED JUNE 30, 2002:
--------------------------------------------------------

     - Net Income grew 40%, to $7,658,000 for the first six months of 2002, from $5,454,000 for the first six months of 2001. Net Income Per Share -Basic rose to $1.45 for the first six months of 2002, as compared to $1.03 for the first six months of 2001. Diluted Net Income Per Share rose to $1.44 in the first six months of 2002 from $1.03 in the first six months of 2001.

     - Return on Average Assets, excluding unrealized gains or losses on securities, increased 20%, to 1.69% for the first six months of 2002, from 1.41% for the first six months of 2001. Including the effects of unrealized gains or losses, Return on Average Assets increased to 1.68% for the first six months of 2002, compared to 1.41% for the first six months of 2001.

     - Return on Average Equity, excluding unrealized gains or losses on securities, rose 30%, to 15.80% for the first six months of 2002, from 12.12% for the first six months of 2001. Including the effects of unrealized gains or losses, Return on Average Equity increased to 14.93% for the first six months of 2002, compared to 11.85% for the first six months of 2001.




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     -    Shareholders' Equity/Average Assets Ratio was 10.60% as of June 30,
          2002. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

     - Cash Dividends declared by C&N increased by 7.7% for the first six months of 2002, to $0.56 per share, as compared to $0.52 per share for the first six months of 2001.

FINANCIAL HIGHLIGHTS FOR SECOND QUARTER 2002:
---------------------------------------------

     - Net Income grew 20%, to $3,820,000 for the second quarter 2002 from $3,189,000 for the second quarter 2001. Net Income Per Share (Basic and Diluted) rose to $0.72 for the second quarter 2002 from $0.60 for the second quarter 2001.

     - The amount of Net Income for the second quarter 2002 was almost unchanged from the first quarter 2002 Net Income of $3,838,000.

     - Cash Dividends declared increased to $0.28 per share in the second quarter 2002, as compared to $0.26 per share in the second quarter 2001.

         The most significant cause of the increase in year-to-date earnings for the first six months of 2002 compared to the first six months of 2001 was higher net interest income, primarily from lower interest rates on deposits and borrowed funds, and from growth in earning assets. Net interest income was $15,141,000 in the first six months of 2002, an increase of 25% over the $12,153,000 of net interest income recorded in the first six months of 2001.

         Net interest income grew to $7,790,000 in the second quarter 2002 from $7,351,000 in the first quarter 2002. However, net realized gains from securities fell to $781,000 in the second quarter 2002, as compared to $1,226,000 in the first quarter 2002.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com.